Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Kathy Waller
EVP and Chief Financial Officer	AllWays Communicate, LLC
(787) 749-4949	(312) 543-6708

Triple-S Management Corporation Appoints New President at Triple-S Propiedad

Eva G. Salgado Retires After 14 Years at the Helm of the P&C Business

SAN JUAN, Puerto Rico February 8, 2017 – Triple-S Management Corporation (NYSE: GTS), the leading managed care company in Puerto Rico, today announced the appointment of José Del Amo Mojica as President of Triple-S Propiedad, Inc. and Triple-S Insurance Agency, Inc., effective March 1, 2017, upon the retirement of its current President, Eva G. Salgado-Micheo, at the end of the month.

“José has been an integral part of Triple-S Propiedad’s value proposition.  He knows the market well, has a great relationship with brokers, and understands our culture and strategy,” said Roberto García-Rodriguez, President and Chief Executive Officer of Triple-S Management.

For the past 19 years, Mr. Del Amo, a CPA, has been part of the Triple-S Propiedad team. In 1998, he joined the company as a Surety Manager and took on roles of increasing responsibility until he was named Senior Vice President of Underwriting and Claims in 2014. “With the support of a great team, I look forward to providing the leadership necessary to continue to meet the insurance needs of this market,” said Del Amo.

García also took the opportunity to thank Mrs. Salgado, who was appointed President in 2003, for her leadership and dedicated service to Triple-S Propiedad for the past two decades. Throughout her tenure, she cultivated a team approach and provided open access to brokers.  “We wish her well in her retirement,” García Rodriguez concluded.

About Triple-S Propiedad

Triple-S Propiedad is one of the leading property and casualty insurance companies in Puerto Rico. Founded in 1989, it is part of Grupo Triple-S. A.M. Best, the leading insurance credit rating company and provider of financial data for the industry, rates Triple-S Propiedad A- (Excellent).

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks.  It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.